Exhibit 2 to 6-K February, 2003

                            TRIBAND ENTERPRISE CORP.
                                 (the "Company")
           Vancouver, BC February 7th, 2003. TSX Venture Symbol "TRD"
                   FOR IMMEDIATE RELEASE OTCBB Symbol "TRDBF"

                         NON BROKERED PRIVATE PLACEMENT

The Company has entered into a non-brokered private placement for the issuance of 350,000 units at a deemed price of price of $0.23 per unit. The unit will consist of one common share at $0.23 per share with 350,000 warrants attached, exercisable at $0.30 per common share.

Gary Freeman, president of the Company will subscribe for 150,000 units. The pricing of the units is based upon the closing price of the Company's common shares on the TSX Venture Exchange, February 7th, 2003 less the applicable market discount of 25% as dictated by the policies of the TSX Venture Exchange.

The issuance of these securities is subject to the approval of the TSX Venture Exchange.

ON BEHALF OF THE BOARD
"Gary Freeman"
President

THE TSX Venture Exchange HAS NEITHER APPROVED NOR DISAPPROVED THE CONTENT OF THIS NEWS RELEASE

For further information, please contact Gary Freeman, President, (604) 331-0096.